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EXHIBIT 1

STOCK PURCHASE AGREEMENT

        This Stock Purchase Agreement (this "Agreement") is made as of the 11th day of March 2005 by and between The Canopy Group, Inc., a Utah corporation (the "Seller"), and Ralph J. Yarro III, an individual residing in the State of Utah (the "Purchaser").

        WHEREAS, Seller desires to sell and Purchaser desires to purchase all of the shares of common stock of The SCO Group, Inc., a Delaware corporation (the "Company") owned by Seller, together with Seller's rights for any future shares of the Company, on the terms and conditions hereinafter set forth;

        WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Company and Yarro have entered into the Settlement Agreement and Release of All Claims (the "Settlement Agreement");

        NOW, THEREFORE, for and in consideration of the promises contained herein and in the Settlement Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.
Purchase of Shares.

        1.1   Purchase. Seller hereby sells to Purchaser, and Purchaser hereby purchases, all of the capital stock Seller owns in the Company, which amount approximates 5,492,834 shares of the common stock of the Company, together with all of Seller's rights and securities entitlements for any shares of capital stock and securities entitlements of the Company (the "Shares"), for and in partial consideration of (i) the termination of that certain Shareholder Agreement dated November 8, 2000, by and among Seller, Purchaser and the primary shareholders of Seller, and (ii) the transfer to Seller of certain shares of common stock of Seller held by Purchaser (the "Consideration"). The Consideration is also providing certain additional benefits to Purchaser pursuant to the Settlement Agreement.

        1.2   Delivery of Shares. Upon delivery of the Consideration, which shall constitute full payment for the Shares, and simultaneously with the delivery and/or payment of the additional benefits to Purchaser pursuant to the Settlement Agreement, Seller shall make all necessary instructions to its agents to deliver the Shares to the designated brokerage account of Purchaser.

2.
Representations and Warranties of Seller and Purchaser.

        2.1   Representations of Seller. Seller hereby represents and warrants to Purchaser as follows:

        (a)   Seller has good and valid title to the Shares, free and clear of all liens, encumbrances and restrictions on transfer and is legally entitled to sell the Shares hereunder, and such sale will not violate the terms or conditions of any agreement to which Seller is a party or by which Seller is bound.

        (b)   The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in any violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any provision of any instrument, judgment, order, writ, decree or contract or an event which results in the creation of any lien, charge or encumbrance upon the Shares.

        (c)   To the best knowledge of Seller, no event has occurred or is reasonably likely to occur immediately that would have a material affect on the assets, business, prospects, financial condition, or results of operations of the Company.

        2.2   Purchaser Representations and Warranties. Purchaser hereby represents and warrants to Seller that:

        (a)   Purchaser acknowledges he is aware the Shares are deemed to constitute "restricted securities" under Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"). In this connection, Purchaser warrants and represents that he is purchasing the Shares for his own account and has no present intention of distributing or selling said Shares except as permitted under the Securities Act.

        (b)   Purchaser is an Accredited Investor as defined in Section 501 of Regulation D promulgated under the Securities Act and is experienced in evaluating and investing in securities of companies and acknowledges that he has the capacity to protect his own interests in connection with the purchase of the Shares, can bear the economic risk of his investment, and has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the investment in the Shares.

        (c)   The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in any violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any provision of any instrument, judgment, order, writ, decree or contract to which Purchaser is a party.

        (d)   To the best knowledge of Purchaser, no event has occurred or is reasonably likely to occur immediately that would have a material affect on the assets, business, prospects, financial condition, or results of operations of the Company.

3.
Restrictive Legends. In order to reflect the restrictions on the disposition of the Shares, the Shares will be endorsed with appropriate restrictive legends.

4.
Attorneys' Fees. The prevailing party in any action to enforce this Agreement will be entitled to recover its reasonable attorneys' fees and costs in connection with such action.

5.
SCO Materials. Within thirty (30) days of the date hereof, Seller will turn over to Purchaser and Darcy G. Mott ("Mott") all records and documents related to the Company, whether in hard copy or electronic format, including, without limitation, the following: all documents related to the subpoena previously served on Seller by IBM; Purchaser's and Mott's Company board books, and all of Purchaser's and Mott's emails related to the Company. Seller may retain copies of any such records it reasonably determines that it needs, with copies to be obtained at Seller's own expense.

6.
Miscellaneous Provisions.

        6.1   Further Action. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement as soon as possible.

        6.2   Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Utah, as such laws are applied to contracts entered into and performed in such State.

        6.3   Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

        IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first indicated above.

THE CANOPY GROUP, INC.
By:	/s/ WILLIAM MUSTARD William Mustard Its: President & CEO
/s/ RALPH J. YARRO III Ralph J. Yarro III

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STOCK PURCHASE AGREEMENT